Exhibit 99

UTC REPORTS FOURTH QUARTER AND FULL YEAR EPS OF $1.15 AND $4.12;

AFFIRMS 2010 OUTLOOK OF 7 TO 13 PERCENT EARNINGS GROWTH

HARTFORD, Conn., Jan. 27, 2010 – United Technologies Corp. (NYSE:UTX) today reported fourth quarter 2009 earnings per share of $1.15 and net income attributable to common shareowners of $1.1 billion, down 7 percent and 6 percent, respectively, over the year ago quarter. Results for the current quarter include an $0.08 per share charge for restructuring costs net of one time items. In 2008, there was a net benefit of $0.06 per share from one time gains in excess of restructuring costs. Before these items, earnings per share grew 5 percent, or $0.06. Foreign currency translation contributed $0.04 of the earnings per share growth.

Consolidated revenues for the quarter of $14.1 billion were 5 percent below prior year, including 6 points of organic decline and 1 point of net divestitures, offset by 3 points of favorable foreign currency translation. Segment operating margin at 13.7 percent was 110 basis points higher than prior year. Adjusted for restructuring costs and one time items, segment operating margin was 150 basis points higher than prior year. Cash flow from operations was $1.5 billion, including $637 million of global pension contributions. Capital expenditures were $325 million in the quarter.

Full year earnings per share of $4.12 and net income attributable to common shareowners of $3.8 billion declined 16 and 18 percent, respectively, from 2008 results. Revenues of $52.9 billion were 11 percent below prior year including organic decline (7 points), adverse foreign currency translation (3 points), and net divestitures (1 point). Cash flow from operations was $5.4 billion and capital expenditures were $826 million.

“UTC closed the year with solid performance in the face of continuing difficult end markets,” said Louis Chênevert, UTC Chairman & Chief Executive Officer. “Relentless focus on costs across the business contributed to strong margin expansion in the quarter. Strong working capital performance led full year cash flow from operations less capital expenditures to be 118 percent of net income attributable to common shareowners, including $1.3 billion of global pension contributions.”

Restructuring and other charges for the quarter were $135 million, bringing the full year to $830 million. For the year, restructuring and other charges were $0.46 of earnings per share, net of one-time gains.

“Year over year order rates have remained stable, although at low levels, and we saw increases in some Asian economies, notably China,” Chênevert continued. “While order rates will keep pressure on our top line, particularly in the first half of 2010, we anticipate that benefits from structural cost actions will allow us to deliver earnings growth of 7 percent to 13 percent with 2010 earnings per share of $4.40 to $4.65.

“We expect our usual standard of cash flow from operations less capital expenditures equal to or exceeding net income attributable to common shareowners in 2010. Our acquisition placeholder is $3 billion including the GE Security transaction, and share repurchase is expected to be $1.5 billion,” Chênevert added.

Share repurchase in the quarter was $320 million and totaled $1.1 billion for the year. Acquisition spending was $703 million for the year with $146 million in the fourth quarter.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

This release includes “forward looking statements” concerning expected revenue, earnings, cash flow, share repurchases, restructuring; anticipated benefits of UTC’s diversification, cost reduction efforts and business model; and other matters that are subject to risks and uncertainties. These statements often contain words such as “expect”, “anticipate”, “plan”, “estimate”, “believe”, “will”, “should”, “see”, “guidance” and similar terms. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include extended weakness in global economic conditions; extended contraction in credit conditions; the impact of volatility and deterioration in financial markets on overall levels of economic activity; declines in end market demand in construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the impact of further deterioration and extended weakness in global economic conditions on demand for our products and services, the financial strength of customers and suppliers and on levels of air travel; financial difficulties, including bankruptcy, of commercial airlines; the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions, except per share amounts)	2009	2008	2009	2008
Revenues	$14,100	$14,770	$52,920	$59,757

Costs and Expenses
Cost of goods and services sold	10,317	10,828	38,861	43,637
Research and development	421	490	1,558	1,771
Selling, general and administrative	1,555	1,649	6,036	6,724

Operating Profit	1,807	1,803	6,465	7,625
Interest expense	183	171	705	689

Income before income taxes	1,624	1,632	5,760	6,936
Income taxes	455	403	1,581	1,883

Net income	1,169	1,229	4,179	5,053
Less: Noncontrolling interest in subsidiaries’ earnings	96	84	350	364

Net income attributable to common shareowners	$1,073	$1,145	$3,829	$4,689

Net Earnings Per Share of Common Stock
Basic	$1.17	$1.24	$4.17	$5.00
Diluted	$1.15	$1.23	$4.12	$4.90

Average Shares
Basic	915	922	917	938
Diluted	931	933	929	956

As described on the following pages, consolidated results for the quarters and years ended December 31, 2009 and 2008 include non-recurring items, restructuring and other charges.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2009	2008	2009	2008
Revenues
Otis	$3,200	$3,243	$11,779	$12,949
Carrier	2,819	3,262	11,413	14,944
UTC Fire & Security	1,532	1,502	5,531	6,462
Pratt & Whitney	3,255	3,587	12,577	14,041
Hamilton Sundstrand	1,416	1,564	5,599	6,207
Sikorsky	1,947	1,600	6,318	5,368

Segment Revenues	14,169	14,758	53,217	59,971
Eliminations and other	(69)	12	(297)	(214)

Consolidated Revenues	$14,100	$14,770	$52,920	$59,757

Operating Profit
Otis	$677	$578	$2,447	$2,477
Carrier	146	160	740	1,316
UTC Fire & Security	196	147	493	542
Pratt & Whitney	488	520	1,835	2,122
Hamilton Sundstrand	231	304	857	1,099
Sikorsky	202	152	608	478

Segment Operating Profit	1,940	1,861	6,980	8,034
Eliminations and other	(25)	54	(167)	(1)
General corporate expenses	(108)	(112)	(348)	(408)

Consolidated Operating Profit	$1,807	$1,803	$6,465	$7,625

Segment Operating Profit Margin
Otis	21.2%	17.8%	20.8%	19.1%
Carrier	5.2%	4.9%	6.5%	8.8%
UTC Fire & Security	12.8%	9.8%	8.9%	8.4%
Pratt & Whitney	15.0%	14.5%	14.6%	15.1%
Hamilton Sundstrand	16.3%	19.4%	15.3%	17.7%
Sikorsky	10.4%	9.5%	9.6%	8.9%

Segment Operating Profit Margin	13.7%	12.6%	13.1%	13.4%

As described on the following pages, consolidated results for the quarters and years ended December 31, 2009 and 2008 include non-recurring items, restructuring and other charges.

United Technologies Corporation

Restructuring and Non-recurring Items

Consolidated operating profit for the quarters and years ended December 31, 2009 and 2008 includes restructuring and other charges as follows:

	Quarter Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
(Millions)	2009	2008	2009	2008
Otis	$27	$10	$158	$21
Carrier[1]	71	49	210	140
UTC Fire & Security	5	30	112	63
Pratt & Whitney[2]	13	33	190	116
Hamilton Sundstrand	19	13	88	16
Sikorsky	—	—	7	—
Eliminations and other[3]	—	1	62	1
General corporate expenses	—	—	3	—

Total Restructuring and Other Charges[1]	$135	$136	$830	$357

1 Approximately $23 million and $39 million of the total amount of restructuring and other charges incurred at Carrier in the quarter and year ended December 31, 2009, respectively, resides in other income, net which is reflected within revenues.

2 Total restructuring and other charges incurred at Pratt & Whitney in the year ended December 31, 2009 include $51 million of charges recorded in the quarter ended September 30, 2009 that relate to reserves established in connection with the announced plans to close its Connecticut Airfoil Repair Operations facility in East Hartford, Connecticut and its engine overhaul facility in Cheshire, Connecticut. Litigation is pending in U.S. District Court in Hartford, Connecticut concerning whether the planned closures comply with the terms of Pratt & Whitney’s collective bargaining agreement with the International Association of Machinists.

3 Total restructuring and other charges incurred in the year ended December 31, 2009 primarily reflects the impact of a curtailment of our domestic pension plans during the quarter ended September 30, 2009.

Consolidated results for the quarters and years ended December 31, 2009 and 2008 include the following non-recurring items:

Q4-2009

Carrier: Approximately $27 million of gains related to divestiture activity.

Q3-2009

Carrier: Approximately $57 million gain recognized from the contribution of the majority of Carrier’s U.S. residential sales and distribution business into a new venture formed with Watsco, Inc.

Eliminations and other: Approximately $17 million of favorable pretax interest adjustments related to global tax examination activity in the quarter, primarily reflecting the completion of our review of the 2004 to 2005 Internal Revenue Service (IRS) audit report.

Income Taxes: Favorable income tax adjustments of approximately $38 million based on global examination activity in the quarter, including completion of our review of the 2004 to 2005 IRS audit report.

Income Taxes: Approximately $32 million adverse tax impact associated with a foreign reorganization.

Q2-2009

Otis: Approximately $52 million non-cash, non-taxable gain recognized on the remeasurement to fair value of a previously held equity interest in a joint venture resulting from the purchase of a controlling interest.

Q1-2009

Income Taxes: Favorable tax impact of approximately $25 million related to the formation of a commercial venture.

Q4-2008

Carrier: Approximately $67 million gain from the contribution of a business into a new venture operating in the Middle East and the Commonwealth of Independent States.

Hamilton Sundstrand: Approximately $25 million gain on the completion of a divestiture of a business.

Eliminations and other: Approximately $38 million gain from the sale of marketable securities and an approximately $12 million favorable pretax interest adjustment related to settlement of disputed adjustments from the 2000 through 2003 examination with the Appeals Division of the IRS.

Income Taxes: Favorable income tax adjustments of approximately $62 million related to settlement of disputed adjustments from the 2000 through 2003 examination with the Appeals Division of the IRS.

Q3-2008

Pratt & Whitney: Approximately $37 million non-cash gain on a partial sale of an investment.

The following page provides segment revenues, operating profits and operating profit margins as adjusted for restructuring and other charges, and the aforementioned non-recurring items. Management believes these adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying businesses. The amounts and timing of restructuring and other charges and non-recurring activity can vary substantially from period to period with no assurances of comparable activity or amounts being incurred in future periods. The $830 million of restructuring and other charges in 2009 is significantly in excess of that incurred in prior years and reflects the severity of the current global recession. These amounts have therefore been adjusted out in the following schedule in order to provide a more representative comparison of current year operating performance to prior year performance.

United Technologies Corporation

Segment Revenues and Operating Profit Adjusted for Restructuring and Other Charges and Non-Recurring Items (as reflected on the previous page)

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2009	2008	2009	2008
Adjusted Revenues
Otis	$3,200	$3,243	$11,727	$12,949
Carrier	2,815	3,195	11,368	14,877
UTC Fire & Security	1,532	1,502	5,531	6,462
Pratt & Whitney	3,255	3,587	12,577	14,004
Hamilton Sundstrand	1,416	1,539	5,599	6,182
Sikorsky	1,947	1,600	6,318	5,368

Adjusted Segment Revenues	14,165	14,666	53,120	59,842
Eliminations and other	(69)	(38)	(314)	(264)

Adjusted Consolidated Revenues	$14,096	$14,628	$52,806	$59,578

Adjusted Operating Profit
Otis	$704	$588	$2,553	$2,498
Carrier	190	142	866	1,389
UTC Fire & Security	201	177	605	605
Pratt & Whitney	501	553	2,025	2,201
Hamilton Sundstrand	250	292	945	1,090
Sikorsky	202	152	615	478

Adjusted Segment Operating Profit	2,048	1,904	7,609	8,261
Eliminations and other	(25)	5	(122)	(50)
General corporate expenses	(108)	(112)	(345)	(408)

Adjusted Consolidated Operating Profit	$1,915	$1,797	$7,142	$7,803

Adjusted Segment Operating Profit Margin
Otis	22.0%	18.1%	21.8%	19.3%
Carrier	6.7%	4.4%	7.6%	9.3%
UTC Fire & Security	13.1%	11.8%	10.9%	9.4%
Pratt & Whitney	15.4%	15.4%	16.1%	15.7%
Hamilton Sundstrand	17.7%	19.0%	16.9%	17.6%
Sikorsky	10.4%	9.5%	9.7%	8.9%

Adjusted Segment Operating Profit Margin	14.5%	13.0%	14.3%	13.8%

United Technologies Corporation

Condensed Consolidated Balance Sheet

	December 31,	December 31,
(Millions)	2009 (Unaudited)	2008 (Unaudited)

Assets
Cash and cash equivalents	$4,449	$4,327
Accounts receivable, net	8,469	9,480
Inventories and contracts in progress, net	7,509	8,340
Other assets, current	2,767	2,320

Total Current Assets	23,194	24,467

Fixed assets, net	6,364	6,348
Goodwill, net	16,298	15,363
Intangible assets, net	3,538	3,443
Other assets	6,368	7,216

Total Assets	$55,762	$56,837

Liabilities and Equity
Short-term debt	$1,487	$2,139
Accounts payable	4,634	5,594
Accrued liabilities	11,792	12,069

Total Current Liabilities	17,913	19,802

Long-term debt	8,257	9,337
Other liabilities	8,204	10,772

Total Liabilities	34,374	39,911

Redeemable noncontrolling interest	389	245

Shareowners’ Equity:
Common Stock	11,565	10,979
Treasury Stock	(15,408)	(14,316)
Retained earnings	27,396	25,034
Accumulated other comprehensive loss	(3,487)	(5,934)

Total Shareowners’ Equity	20,066	15,763
Noncontrolling interest	933	918

Total Equity	20,999	16,681

Total Liabilities and Equity	$55,762	$56,837

Debt Ratios:
Debt to total capitalization	32%	41%
Net debt to net capitalization	20%	30%

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2009	2008	2009	2008
Operating Activities
Net income attributable to common shareowners	$1,073	$1,145	$3,829	$4,689
Noncontrolling interest in subsidiaries’ earnings	96	84	350	364

Net income	1,169	1,229	4,179	5,053

Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	333	350	1,258	1,321
Deferred income tax provision	415	188	451	45
Stock compensation cost	43	50	153	211
Changes in working capital	781	460	1,065	(230)
Global pension contributions	(637)	(135)	(1,270)	(193)
Other operating activities, net	(629)	(122)	(483)	(46)

Net Cash Provided by Operating Activities	1,475	2,020	5,353	6,161

Investing Activities
Capital expenditures	(325)	(406)	(826)	(1,216)
Acquisitions and disposal of businesses, net	(95)	(477)	(545)	(915)
Other investing activities, net	47	(263)	267	(205)

Net Cash Used in Investing Activities	(373)	(1,146)	(1,104)	(2,336)

Financing Activities
(Decrease) increase in borrowings, net	(700)	1,039	(1,737)	2,291
Dividends paid on Common Stock	(338)	(341)	(1,356)	(1,210)
Repurchase of Common Stock	(320)	(690)	(1,100)	(3,160)
Other financing activities, net	75	(10)	2	(159)

Net Cash Used in Financing Activities	(1,283)	(2)	(4,191)	(2,238)

Effect of foreign exchange rates	(2)	(160)	64	(164)

Net (decrease) increase in cash and cash equivalents	(183)	712	122	1,423

Cash and cash equivalents – beginning of period	4,632	3,615	4,327	2,904

Cash and cash equivalents – end of period	$4,449	$4,327	$4,449	$4,327

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended December 31,
(Millions)	(Unaudited)
	2009		2008
Net income attributable to common shareowners	$1,073		$1,145
Noncontrolling interest in subsidiaries’ earnings	96		84

Net income	1,169		1,229

Depreciation and amortization	333		350
Changes in working capital	781		460
Other	(808)		(19)

Cash flow from operating activities	1,475		2,020
Cash flow from operating activities as a percentage of net income attributable to common shareowners		137%		176%
Capital expenditures	(325)		(406)

Capital expenditures as a percentage of net income attributable to common shareowners		(30)%		(35)%

Free cash flow	$1,150		$1,614

Free cash flow as a percentage of net income attributable to common shareowners		107%		141%

	Year Ended December 31,
(Millions)	(Unaudited)
	2009		2008
Net income attributable to common shareowners	$3,829		$4,689
Noncontrolling interest in subsidiaries’ earnings	350		364

Net income	4,179		5,053

Depreciation and amortization	1,258		1,321
Changes in working capital	1,065		(230)
Other	(1,149)		17

Cash flow from operating activities	5,353		6,161
Cash flow from operating activities as a percentage of net income attributable to common shareowners		140%		131%
Capital expenditures	(826)		(1,216)

Capital expenditures as a percentage of net income attributable to common shareowners		(22)%		(26)%

Free cash flow	$4,527		$4,945

Free cash flow as a percentage of net income attributable to common shareowners		118%		105%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Company. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities, prepared in accordance with Generally Accepted Accounting Principles, to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Certain reclassifications have been made to the prior year amounts to conform to the current year presentation of noncontrolling interests and collaborative arrangements as required by the Consolidation and Distinguishing Liabilities from Equity Topics and the Collaborative Arrangements Topic, respectively, of the FASB Accounting Standards Codification (“FASB ASC”). Effective January 1, 2009, we adopted the provisions under the Consolidation Topic and Distinguishing Liabilities from Equity Topic as it relates to the accounting for noncontrolling interests in consolidated financial statements, both of which were applied retrospectively to all periods presented. Such provisions of the Consolidation Topic include a requirement that the carrying value of noncontrolling interest (previously referred to as minority interest) be removed from the mezzanine section of the balance sheet and reclassified as equity, unless it is subject to the provisions of the Distinguishing Liabilities from Equity Topic; and consolidated net income to be recast to include net income attributable to the noncontrolling interest. The Distinguishing Liabilities from Equity Topic requires certain noncontrolling interests where the company is subject to a put option under which it may be required to purchase an interest in a consolidated subsidiary from the noncontrolling interest holder to be recorded at the greater of redemption value or noncontrolling interest carrying value within the mezzanine section of the balance sheet.

The Collaborative Arrangements Topic, which we adopted as of January 1, 2009, has been applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. The Collaborative Arrangements Topic requires that participants in a collaborative arrangement report costs incurred and revenues generated from these transactions on a gross basis and in the appropriate line item in each company’s financial statement. Under this Topic, revenues were increased approximately $213 million and $271 million for the quarters ended December 31, 2009 and 2008 and $801 million and $1,076 million for the years ended December 31, 2009 and 2008, respectively, with an offsetting increase to cost of sales to reflect the collaborators’ share of revenues on a gross basis. Additionally, both accounts receivable and accounts payable were increased by $368 million as of December 31, 2008 in order to reflect the amounts owed to our collaborative partners for their share of revenues on a gross basis.

(2)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(3)	Organic growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring items that are not included in organic growth in 2009 include an approximately $57 million gain recognized from the contribution of the majority of Carrier’s U.S. residential sales and distribution business into a new venture formed with Watsco, Inc., approximately $52 million related to a non-cash, non-taxable gain recognized on the remeasurement to fair value of a previously held equity interest in a joint venture as a result of the purchase of a controlling interest, approximately $17 million of favorable pretax interest adjustments related to global tax examination activity during the year, primarily reflecting the completion of our review of the 2004 to 2005 Internal Revenue Service (IRS) audit report and approximately $27 million of gains related to divestiture activity at Carrier. Not included within organic growth for 2008 is an approximately $67 million gain from the contribution of a business into a new venture operating in the Middle East and the Commonwealth of Independent States, an approximately $25 million gain on the completion of a divestiture of a business at Hamilton Sundstrand, an approximately $37 million non-cash gain on a partial sale of an investment at Pratt & Whitney, an approximately $38 million gain from the sale of marketable securities, and approximately $12 million of favorable pretax interest adjustments related to settlement of disputed adjustments resulting from the 2000 through 2003 examination with the Appeals Division of the IRS.